Commercial Sublease Agreement

THIS SUBLEASE AGREEMENT (“Sublease Agreement”) is entered into on July 1, 2015 by and between BOB DAVIS, an individual (“Sublessor and/or BD”), with an address of 441 Nandy Drive, Roseburg, Oregon 97470, and CSES GROUP, INC., a Nevada corporation (“Sublessee and/or CSES”), with offices at 960 S. Westlake Boulevard, Suite 10, Westlake Village, California 91361 (the “Parties”).

WHEREAS, BD is the Chairman of the Board and a significant shareholder of CSES and is the lessor of the “Premises” as defined below under a “Master lease” as defined below;

WHEREAS, CSES is in the business of developing, manufacturing and distributing proprietary commercial refrigerants, including the alltemp™ line of products;

WHEREAS, BD and related entities have previously transferred to CSES assets, technology, trade secrets, know how, proprietary information, patens pending and other intellectual property related to the alltemp™ products and future refrigerants and variations to be developed; and

WHEREAS, CSES and its related party BD have historically utilized the Premises for the manufacture, production and distribution of the alltemp™ products and now desire to formally reduce the use of the Premises in writing in this Sublease Agreement.

FOR VALUATION CONSIDERATION, the Parties agree to the following terms and conditions:

1. Premises. Sublessor hereby subleases to Sublessee and Sublessee hereby subleases from Sublessor for the term specified below, and upon all of the conditions set forth herein, that certain real property, including all improvements thereon (but specifically excluding the residential home thereon), commonly known by the street address of 441 Nandy Drive, located in the County of Douglas, State of Oregon, and generally described as a commercial facility and plant for the production and distribution of refrigerants (the “Premises”).

2. Term. The term of this Sublease shall be for one (1) year commencing on July 1, 2015 (the “Commencement Date”) and ending on July 1, 2016, unless sooner terminated pursuant to any provision hereof. Sublessor agrees to deliver possession of the Premises to Sublessee on the Commencement Date. This Sublease shall automatically renew for additional one (1) year terms thereafter, unless either party provides written notice to the other party of its intent not to renew at least thirty (30) days prior to expiration of this Sublease Agreement.

3. Rent. Sublessee shall pay to Sublessor as Rent for the Premises equal monthly payments of $12,000 on the 13th day of each month of the term hereof.

4. Rent Defined. All monetary obligations of Sublessee to Sublessor under the terms of this Sublease are deemed to be rent (“Rent”). Rent shall be payable in lawful money of the United States to Sublessor at the address stated herein or to such other persons or at such other places as Sublessor may designate in writing.

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5. Use.

(a) Agreed Use. The Premises shall be used and occupied for the manufacture, production and distribution of commercial refrigerant products.

(b) Compliance. Sublessor warrants that the improvements on the Premises comply with all applicable covenants or restrictions of record and applicable building codes, regulations and ordinances in effect on the Commencement Date.

(c) Acceptance of Premises by Sublessee. Sublessee acknowledges that (i) it has been advised to satisfy itself with respect to the condition of the Premises (including but not limited to the electrical, HVAC and fire sprinkler systems, security, environmental aspects, and compliance with all applicable requirements) and their suitability for Sublessee’s intended use; (ii) Sublessee has made such investigation as it deems necessary with reference to such matters and assumes all responsibility therefor as the same relate to its occupancy of the Premises; and (iii) neither Sublessor, Sublessor’s agents, nor any broker has made any oral or written representations or warranties with respect to said matters other than as set forth in this Sublease.

6. Master Lease.

(a) Sublessor is the lessee of the Premises by virtue of a Lease Option Contract dated May 29, 2009 (the “Master lease”), a copy of which is attached hereto, wherein P.J. Washburn is the lessor (the “Master Lessor”).

(b) This Sublease is and shall at all times be subject and subordinate to the Master Lease.

(c) The terms, conditions and respective obligations of Sublessor and Sublessee to each other under this Sublease Agreement shall be subject to the terms and conditions of the Master Lease.

(d) Sublessor agrees to maintain the Master Lease during the entire term of this Sublease, subject however, to any earlier termination of the Master Lease without the fault of the Sublessor, and to comply with or perform Sublessor’s remaining obligations and to hold Sublessee free and harmless from all liability, judgments, costs, damages, claims or demands arising out of Sublessor’s failure to comply with or perform Sublessor’s remaining obligations.

(e) Sublessor represents to Sublessee that the Master Lease is in full force and effect and that no default exists on the part of any party to the Master Lease.

7. Notices. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Sublease Agreement must be in writing delivered to each party at the address set forth hereinabove, or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; (c) if sent by facsimile, upon acknowledged receipt; and (d) if by email upon acknowledged receipt.

8. Governing Law; Jurisdiction and Venue. This Sublease Agreement shall be governed by the laws of the State of Oregon, with jurisdiction and venue deemed proper in Douglas County.

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9. Attorney’s Fees. If any party named herein brings an action to enforce any term of this Sublease Agreement or to declare rights hereunder, the prevailing party in any such action, on trial and/or appeal, shall be entitled to its reasonable attorney’s fees and costs.

10. Entire Agreement; Amendment. This Sublease Agreement constitutes the entire agreement between CSES and BD with respect to the subject matter hereof and supersedes all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Sublease Agreement may be amended or modified only in writing signed by each of the parties hereto.

11. Time. Time is of the essence of each and every provision of this Sublease Agreement.

12. Severability of Provisions. If any provision of this Sublease Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Sublease Agreement.

13. Counterparts. This Sublease Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Sublease Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Sublease Agreement to be executed as of the day and year first written above.

SUBLESSOR – Bob Davis:

By:	/s/ BOB DAVIS
Name:	Bob Davis, an individual

SUBLESSEE
CSES Group, Inc., a Nevada corporation:

By:	/s/ WILLIAM LOPSHIRE
Name:	William Lopshire
Title:	CEO

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